Exhibit 10.18

EMPLOYEE INVENTIONS ASSIGNMENT

AND RESTRICTIVE OBLIGATIONS AGREEMENT

As an employee of Red Hat, Inc., a Delaware corporation (the “Company”) and in consideration of the offer of employment made to me by the Company, I agree to the following:

1.	Confidentiality Undertaking

A.

Confidential Information. I agree at all times, both during and after the term of my employment with the Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (without the written authorization of an officer of the Company), regardless of when disclosed to me, any and all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers (collectively, “Confidential Information”). I understand that Confidential Information further includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known (or known as a result of a wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include (i) any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved, (ii) disclosure or use of Confidential Information that in good faith is determined to be required or appropriate to advance the best interests of the Company in connection with my work as an employee of the Company and is not inconsistent with any lawful request or direction that I may receive from the Board of Directors of the Company (“Board”) or a committee or other representative of the Board, (iii) disclosure of Confidential Information when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order me to divulge, disclose or make accessible such information; provided, however, that prior to any such disclosure I shall notify the Company’s General Counsel of such requirement sufficiently in advance to allow the Company a reasonable opportunity to take any action that it determines appropriate to protect such Confidential Information and I agree to cooperate with the Company in good faith in taking any such action, or (iv) disclosure of Confidential

Information to my spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to advance my tax, financial and other personal planning (each an “Exempt Person”); provided, however, that prior to any disclosure of Confidential Information to an Exempt Person I will inform such Exempt Person of my obligations hereunder and of their obligation to protect such Confidential Information to the same extent and I understand that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 1.A. by me.

B.	Former Employer Information. I agree that I do not possess, have not brought, and will not bring to the Company, nor use or disclose in the course of the performance of my duties at the Company, any inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party without the written authorization of such employer or third party. I represent that my performance of all terms of this Agreement or any other agreement related to my employment with the Company has not breached and will not breach any agreement to keep in confidence the inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party acquired by me prior or subsequent to the commencement of my employment with the Company.

C.	Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and/or to use it only for certain limited purposes (“Third Party Information”). I agree to hold all such Third Party Information in the strictest confidence and not to disclose it to any person or entity (other than Company personnel who need to know such information in connection with their work for the Company) or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.	Assignment of Inventions and Original Works of Authorship

A.	Inventions and Original Works Retained by Me. If applicable, I have attached hereto, as Exhibit A, a list describing all inventions, developments, discoveries, techniques, modifications, improvements, technology, trade secrets, computer programs, mask works, know-how, processes, concepts, methods, systems, specifications, algorithms, designs, formulas, original works of authorship, or any other intellectual property rights whatsoever, whether or not patentable or registrable under copyright, trademark or similar laws or subject to analogous protection (collectively, “Inventions”) that (i) were conceived, developed, made or reduced to practice prior to my employment with the Company, (ii) belong solely to me or belong to me jointly with another, (iii) relate in any way to any of the Company’s proposed businesses and products, and (iv) are not assigned to the Company hereunder (collectively, the “Prior Inventions”). If no such list is attached, I represent that there are no Prior Inventions. I agree not to allow any Prior Invention to be incorporated into any product, process, technology or machine of the Company. If in the course of my employment with the Company, I incorporate into a Company product, process, technology or machine a Prior Invention, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, modify, make derivative works of, use, sell and otherwise distribute or exploit such Prior Invention as part of or in connection with such product, process, technology or machine.

B.	Inventions and Original Works Assigned to the Company. During the term of my employment with the Company, I will promptly disclose to the Company, hold in trust for the sole right and benefit of the Company and hereby assign to the Company, all rights to and interests in Inventions which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, (a) that relate to the Company’s past, present or demonstrated or reasonably foreseeable future business or research, whether or not developed during normal working hours, or (b) that are developed with the use or aid of any Company equipment, supplies or facilities, or (c) that use or are based on or developed from any Confidential Information of the Company or Third Party Information, or (d) that result from any work, service or duty I perform with the Company (collectively, the “Assigned Inventions”). Any assignment hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like. I further acknowledge that all Assigned Inventions are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Notwithstanding the foregoing, I understand that this Agreement will not be deemed to require assignment of any Invention whose assignment to the Company pursuant to this Agreement would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy of the State of North Carolina.

C.	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Assigned Inventions during the term of my employment with the Company, in the format specified by the Company. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted in writing by an officer of the Company. I agree to return all such records (including any copies thereof) to the Company at the time of termination of my employment with the Company.

D.

Enforcement of Intellectual Property Rights. I agree that, whenever requested by the Company, I shall assist the Company or its designee to secure the Company’s, or its designee’s, rights in the Assigned Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments and the taking of all such other acts (including appearances as a witness) which the Company or its designee shall deem necessary in order to apply for, perfect, obtain, maintain, review, restore, enforce, defend and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees thereof and to further evidence, record and perfect the sole and exclusive rights, title and interest in and to such Assigned Inventions, and any copyrights, patents, trademarks, mask work rights, moral rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instruments or papers or to take such other acts shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Assigned Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and any documents and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee pursuant to the terms of this Agreement.

3.	Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the past, present or demonstrated or reasonably foreseeable future business of the Company, nor will I engage in any other activities that conflict with my obligations to the Company. I am not now an employee, director, officer or consultant of a for-profit organization and I agree not to accept any position of this nature during the term of my employment without the prior written consent of the Company.

4.	Returning Company Documents. I agree that, upon termination of my responsibilities as an employee of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, memoranda, specifications, drawings, blueprints, sketches, materials, flow charts, equipment, other documents or property, or reproductions of any of the foregoing items belonging to the Company, its subsidiaries, affiliates, successors, or assigns and any and all materials embodying Inventions, Confidential Information or Third Party Information. I further agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including without limitation, stored computer files, email messages and voice messages) and any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, all of which are subject to monitoring and/or inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B, however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

5.	Non-Competition Provisions. During the period commencing on the date hereof and ending on the expiration of one (1) year following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly own, manage, operate, join, advise, control or otherwise engage or participate in or be connected as an officer, employee, partner, investor, creditor, guarantor, advisor, or consultant in, or on behalf of, myself or any other person or entity that competes against or is in any way engaged in any business the Company is engaged in or preparing to become engaged in prior to or on the date of the termination of my employment; provided, however, that a passive ownership interest of 1% or less in any publicly or privately held company shall not constitute a competitive activity.

6.

Non-Solicitation and Non-Hire of Employees. For the period commencing on the date hereof and ending on the expiration of one (1) year following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any employee or consultant of the Company to terminate their relationship with the Company. Furthermore, I shall not either directly or indirectly hire or cause to have hired any individual who either is an employee of the Company at the time that the employment offer is made or was an employee of the Company at any time during the six-month period preceding the time that the employment offer is made. The Company acknowledges and agrees that this Section 6 does not apply to my personal secretary.

7.	Non-Solicitation of Customers. For the period commencing on the date hereof and ending on the expiration of one (1) year following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any past, current or prospective customer of the Company, to cease doing business in whole or in part with the Company or to change or alter in any adverse way the business relationship such customer has with the Company.

8.	Non-Disparagement. For a period of one (1) year immediately following the termination of my employment, for any reason or no reason, I agree and represent that I shall not make any statement disparaging the Company, any officer, director, employee or other service provider for the Company, or any product or service offered by the Company, and the Company agrees and represents that its then serving executive officers and/or members of its Board of Directors shall not make any statement disparaging me.

9.	No Conflicting Agreement. I represent that my performance of all the terms of this Agreement and my employment with the Company does not and will not breach any (i) agreement, written or oral, I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to commencement of my employment with the Company or (ii) any duty, restriction, adjudication, injunction or finding of any kind by any court or agency by which I may be bound. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

10.	Notification of New Employer. I hereby agree to notify any future employer of my rights and obligations under this Agreement. If I should fail to so notify any future employer, I hereby consent to such notification being made by the Company.

11.	General Provisions

A.	No Employment Rights. I agree that my employment with the Company is “at will,” but subject to the terms and conditions of the employment agreement between me and the Company dated as of December 19, 2007 (the “Employment Agreement”). Either the Company or I may terminate this relationship without notice at any time, for any reason or no reason, with or without cause.

B.	Period Governed. I understand and agree that this Agreement is in effect and binding from the first date of my employment with the Company.

C.	Governing Law. This Agreement will be governed by and construed according to the laws of the State of North Carolina, as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction of and venue in the state courts located in Wake County, North Carolina.

D.

Remedies. I acknowledge that I will have access to Confidential Information of the Company and that any breach or threatened breach of this Agreement by me may cause the Company irreparable harm and any remedy at law for any such breach or threatened breach is and will be inadequate to remedy such irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for any such breach or threatened breach.

E.	Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

F.	Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. No waiver by the Company of any breach of this Agreement shall operate as a waiver of any preceding or succeeding breach and no waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

G.	Severability/Legal Fees. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If any of the provisions contained in Sections 5 through 7 of this Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law. In the event any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and costs.

H.	Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

I.	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding the foregoing, this Agreement is personal to me and may not be assigned by me without the prior written consent of the Company.

/s/ James M. Whitehurst
James M. Whitehurst

Date January 1, 2008

EXHIBIT A

to

Employee Invention Assignment and Nondisclosure Agreement

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title of Invention/Work of Authorship	Date	Identifying Number or Brief Description

EXHIBIT B

to

Employee Invention Assignment and Nondisclosure Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, memoranda specifications, drawings, blueprints, sketches, materials, flow charts, equipment, other documents or property, or reproductions of any of the foregoing items belonging to Red Hat, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employee Inventions Assignment and Restrictive Obligations Agreement signed by me, including the reporting of any inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Inventions Assignment and Restrictive Obligations Agreement, I will preserve as confidential all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers.

Date:

NOTE: THIS IS A TEMPLATE WHICH IS TO BE SIGNED ONLY UPON TERMINATION

Employee Signature

Printed or Typed Name

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